PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of May 2, 2014, by and between Small Island Investments Limited (“Small Island” or “Seller”), Rest Redux LLC (“ReRe”) and Hoak Public Equities, L.P. (“Hoak” and together with ReRe, the “Purchasers”).  Good Times Restaurants, Inc. (the “Company”) also executes this Agreement for purposes of Sections 3, 6 and 7 of this Agreement.

RECITALS

A.

Seller is the record owner of one million three hundred and eighty three thousand three hundred and thirty four (1,383,334) shares of common stock of the Company, par value $.001 (the “Common Stock”) represented by certificate number eleven (11) (the “Certificate”).

B.

Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, an aggregate of one million (1,000,000) shares of Common Stock covered by the Certificate (such purchase and sale, the “Sale”).

C.

The Company believes the transactions contemplated by this Agreement are beneficial to the Company and its stockholders, including but not limited to for purposes of diversifying the Company’s stockholder base and introducing additional sophisticated institutional holders to the Company.  Accordingly the Company desires to facilitate the transactions hereunder and is making certain commitments hereunder.  The Purchasers would not enter into this Agreement without such commitments from the Company.

AGREEMENT

NOW THEREFORE, the undersigned agree as follows:

1.

Sale of Stock.  Subject to the terms of this Agreement, (a) Seller hereby sells to ReRe, and ReRe hereby purchases from Seller, five hundred thousand (500,000) shares of Common Stock (the “ReRe Shares”) at a purchase price per share of three dollars and five cents ($3.05) (the “Per Share Price); and (b) Seller hereby sells to Hoak, and Hoak hereby purchases from Seller, five hundred thousand (500,000) shares of Common Stock, (the “Hoak Shares” and together with the ReRe Shares, the “Sold Shares”) at a purchase price per share of the Per Share Price. For purposes of this Agreement, the “Aggregate Sale Price” shall mean three million and fifty thousand dollars ($3,050,000), which equals one million Sold Shares multiplied by the Per Share Price.

2.

Simultaneous Closing; Payment.  Prior to the date hereof, Seller has delivered to Gardere Wynne Sewell LLP (“Gardere”), counsel to Purchaser, to hold in escrow, Approved Stock Powers (as defined below) completed and duly executed by Seller covering the legal transfer as of the date hereof of each of (1) the ReRe Shares to ReRe and (2) the Hoak Shares to Hoak.  Substantially concurrently with the execution of this Agreement, (a) the Approved Stock Powers shall be released from escrow to Purchasers and (b) each of the Purchasers shall deliver to Seller by check or wire transfer the amount of one million five hundred and twenty five thousand ($1,525,000) (or, in the aggregate, the Aggregate Sale Price).  The foregoing steps (a) and (b) shall constitute the closing (the “Closing”) of the Sale.  For purposes of this Agreement, “Approved Stock Powers” means stock powers pre-approved by both the Company and the Company’s transfer agent (the “Transfer Agent”) for purposes of legally transferring each of the ReRe Shares and the Hoak Shares to ReRe and Hoak, respectively, including any executed medallion or signature guarantee as may be required by the Company’s transfer agent or applicable rule or regulation.

3.

Stock Certificates and Registration; Other.

a.

Seller hereby marks the Certificate as “cancelled” and shall promptly, and no later than two (2) business days following execution of this Agreement, deliver the cancelled Certificate to the Company or Transfer Agent. Promptly following the execution of this Agreement, the Company agrees to cause the Transfer Agent to issue new stock certificates to each of (1) ReRe in the amount of the ReRe Shares, (2) Hoak in the amount of the Hoak Shares and (3) Seller, in the amount of 383,334 shares of Common Stock. The Company shall provide (or cause to be provided) to the Transfer Agent, at the Company’s expense, any opinion of counsel or other customary certificates, attestations or other information that may be requested or required by the Transfer Agent to properly record the Sale on the share registrar of the Company and deliver the relevant stock certificates to Purchasers and Seller.  Seller similarly agrees to promptly provide to the Transfer Agent and the Company such customary certificates, attestations or other information that may be requested or required by the Transfer Agent in connection with the Sale for the foregoing purposes.

b.

The Company has delivered to Purchasers a certificate complying with the Internal Revenue Code and United States Treasury Regulations, in form and substance reasonably satisfactory to the Purchasers, certifying that the Company is not and has not been at any time in the five-year period ending not greater than ten (10) days prior to the date hereof a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

4.

Seller Representations.  In connection with the  Sale, Seller represents to each of the Purchasers:

a.

Seller is a corporation validly existing and in good standing under the laws of Bermuda.

b.

Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller has taken all requisite action necessary under applicable law and under its organizational and governing documents to authorize, the execution and delivery of this Agreement and the performance of its obligations hereunder. Except as expressly set forth in this Agreement, the execution, delivery and performance of this Agreement by Seller does not require the consent or approval of the Company or of any third party.

c.

This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

d.

The execution, delivery and performance of this Agreement does not violate or conflict with, or result in the creation of any claim, security interest, lien, charge, or encumbrance (collectively, “Encumbrances”) upon the Sold Shares pursuant to, (a) any constituent documents of Seller or the Company, (b) any law, order or judgment binding upon Seller or the Company or (c) any obligation or commitment of Seller or any affiliate thereof to the Company or any third party.

e.

Seller is the sole legal and beneficial owner of the shares of the Common Stock subject to the Sale.  There are no statutory or contractual rights of first refusal or other similar restrictions with respect to the sale of the Sold Shares hereunder.  Effective upon the Closing hereunder, each of ReRe and Hoak shall acquire good title to the ReRe Shares and the Hoak Shares, respectively, free and clear of any Encumbrances.

f.

To Seller’s best knowledge, since December 31, 2013, there has not been a material adverse effect on the business or prospects of the Company.

5.

Purchaser Representations. In connection with the Sale, each Purchaser represents to Seller the following:

a.

Such Purchaser is a limited partnership validly existing and in good standing under the laws of its state of organization.

b.

Such Purchaser has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Purchaser has taken all requisite action necessary under applicable law and under its organizational and governing documents to authorize, the execution and delivery of this Agreement and the performance of its obligations hereunder. The execution, delivery and performance of this Agreement by such Purchaser does not require the consent or approval of any third party.

c.

This Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against Seller in accordance with its terms.

d.

Such Purchaser is purchasing Sold Shares hereunder for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the “Securities Act”).

e.

Such Purchaser understands that the Sold Shares purchased by such Purchaser are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser may be required to hold them indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

6.

Registration Rights.

a.

Concurrently herewith, the Company is executing the registration rights agreement attached hereto as Exhibit A (the “Purchaser Reg Rights Agreement”) in favor of Purchasers.

b.

The parties hereto acknowledge that the Seller has the right to assign registration rights pursuant to the Registration Rights Agreement dated December 13, 2010 between Seller and the Company (the “Seller Reg Rights Agreement”) in connection with the Sale.  If any of the rights granted to Purchaser set forth in the Purchaser Reg Rights Agreement are deemed unenforceable or are otherwise invalidated on any grounds, Seller agrees to assign its rights under the Seller Reg Rights Agreement to Purchasers.  The Company acknowledges (i) Seller’s assignment rights under the Seller Reg Rights Agreement and (ii) in the event any assignment under the Seller Reg Rights Agreement to Purchasers is effected by Seller, Purchasers becoming direct parties to the Seller Reg Rights Agreement with the right to enforce (as “Investor” thereunder) the terms thereof (including demand rights and piggyback rights) against the Company in respect of shares of Common Stock purchased by Purchasers from Seller.

7.

Acknowledgement.  The parties hereto acknowledge the execution as of the date hereof by Robert Stetson and the Company of the standstill agreement set forth as Exhibit B to this Agreement (the “Standstill”), which Standstill constitutes the entire understanding of the parties with respect to the subject matter thereof (including any standstill obligations of Purchasers or any of their respective affiliates).

8.

Miscellaneous.

a.

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

b.

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

c.

The parties agree to execute and deliver such further customary instruments that are advisable or necessary to effectuate the transactions contemplated by this Agreement.

d.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this

Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

e.

This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

f.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

g.

Except as expressly provided herein, no party may assign its rights or obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SMALL ISLAND INVESTMENTS LTD.
By: /s/ David Dobbin
Name: David Dobbin
Title: Chairman

REST REDUX LLC:
By: /s/ J. Hale Hoak
Name: J. Hale Hoak
Title: President
HOAK PUBLIC EQUITIES, L.P.:
By: /s/ Robert J. Stetson
Name: Robert Stetson
Title: Officer
FOR PURPOSES OF SECTIONS 3, 6 AND 7:
GOOD TIMES RESTAURANTS, INC.
By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback
Title: President & CEO

Exhibit A

[Registration Rights Agreement]

Exhibit B

[Standstill Agreement]